Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Post-Effective Amendment No. 1 on Form S-8) pertaining to the Parkvale Financial Corporation 1993 Key Employee Stock Compensation Program, the Parkvale Financial Corporation 1993 Directors’ Stock Option Plan, and the Parkvale Financial Corporation Amended and Restated 2004 Stock Incentive Plan of our reports dated February 25, 2011, with respect to the consolidated financial statements of F.N.B. Corporation and subsidiaries and the effectiveness of internal control over financial reporting of F.N.B. Corporation and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Pittsburgh, Pennsylvania

January 26, 2012